Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 21, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related the January 1, 2006 adoption of the provisions of Financial Accounting Standards Board No. 123(R), Share-Based Payment), relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary appearing in the prospectus included in Registration Statement No. 333-143265.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 12, 2008